Exhibit 99.1

Safeguard Acquisition Corp. Announces Pricing of $200 Million Initial Public Offering

LAS VEGAS, NV, December 3, 2025 – Safeguard Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (the “NYSE”) and are expected to trade under the ticker symbol “SAC.U” beginning on December 4, 2025. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the warrants are expected to be listed on the NYSE under the symbols “SAC” and “SAC WS,” respectively. Only whole warrants will trade. The offering is expected to close on December 5, 2025.

Safeguard Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, it expects to target opportunities and companies in the aerospace & defense, government services & national security, and space sectors.

Jefferies is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities has become effective pursuant to Section 8(a) of the Securities Act of 1933, as amended. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from Jefferies LLC, 520 Madison Avenue, New York, NY 10022, Attention: Equity Syndicate Prospectus Department, or by telephone at 877-821-7388 or email at Prospectus_Department@Jefferies.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering, available on the SEC’s website, www.sec.gov, and the Company’s preliminary prospectus. The Company undertakes no obligation to update these statements for revisions or changes after the issuance of this release, except as required by law.

CONTACT

Frank Bachinsky

Chief Operating Officer

Safeguard Acquisition Corp.

frank@safeguardacquisition.com